EXHIBIT 10.62

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Affymetrix Instrument Agency Agreement

F. Hoffmann-La Roche Ltd.

and

Affymetrix, Inc.

dated

January 29, 2003

CONTENTS

I.	Introduction.
II.	Common Terms and Definitions
III.	Appointment; Licenses.
IV.	Payments.
V.	Supply of Affymetrix Instruments.
VI.	Covenants
VII.	Term and Termination.
VIII.	Warranty and Warranty Disclaimers.
IX.	Limited Liability.
X.	Indemnity.

Annex 1:	Form of Customer Service Provider Addendum
Annex 2:	Current Affymetrix Instrument Service Level Packages
Annex 3:	Software Maintenance Terms and Conditions

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AFFYMETRIX INSTRUMENT AGENCY AGREEMENT

January 29, 2003

This AFFYMETRIX INSTRUMENT AGENCY AGREEMENT (the “Agreement”) is effective as of the date first written above (“Effective Date”) between Affymetrix, Inc., a Delaware corporation (“Affymetrix”), and F. Hoffmann-La Roche Ltd. ( “Roche”).

I.                                     Introduction.

(a)           As part of the Collaboration, Affymetrix and Roche desire to enter into an agreement whereby Affymetrix will appoint Roche as its nonexclusive distributor of Affymetrix Instruments, together with the documentation, software and other materials therefore, to purchasers of Diagnostic Products sold by Roche or its Affiliates in the Unserved Territory.

(b)           In consideration of the mutual covenants and promises contained in this Agreement, Affymetrix and Roche agree as follows:

II.            Common Terms and Definitions.

(a)                                  Common Terms.

(i)    Unless otherwise defined herein, all capitalized terms shall have the meanings set forth in the Common Terms Agreement, dated as of even date herewith, between Affymetrix and Roche (the “Common Terms Agreement”).

(ii) This Agreement shall be governed by and subject to the provisions contained in the Common Terms Agreement, in accordance with its terms.

(b)           Definitions.

(i)    “Commission” shall have the meaning set forth in Section IV(a).

(ii)   “Termination Date” shall have the meaning set forth in Section VII(a).

III.                             Appointment; Licenses.

(a)           Affymetrix Instrument Distribution Rights.  Subject to the terms and conditions of this Agreement, during the term of this Agreement, Affymetrix hereby appoints Roche as its nonexclusive agent for distribution of Affymetrix Instruments, together with the documentation, software and other materials therefore (whether developed by Affymetrix, Affymetrix’ Affiliates or Third Parties on behalf of Affymetrix or its Affiliates) to Roche Customers.  Notwithstanding the foregoing, Roche shall only have the right to distribute Affymetrix Instruments to Roche Customers located in and taking delivery in an Unserved Territory.

(b)           Technology Licenses.

(i)    Except to the extent expressly and unambiguously set forth herein, Affymetrix retains all rights and licenses with respect to the Affymetrix Instruments and software, and Roche has no right to use any Affymetrix Instrument or related software for its own purposes except to solicit orders and otherwise exercise its rights and fulfill its obligations hereunder.  Subject to the terms and conditions of this Agreement, Affymetrix hereby grants to Roche and its Affiliates a limited, [***] license to solicit orders of Affymetrix Instruments and software within an [***], and otherwise fulfill its obligations hereunder, in accordance with the provisions of Section III(a) above (including the normal implied license to end-users associated with the sale of such Affymetrix Instruments and software).  Notwithstanding the foregoing, Roche shall have no right to, and will not (i) import, Sell, distribute, have Sold or otherwise transfer or dispose of Affymetrix Instruments or software alone or bundled with any products or services except with any Diagnostic Products or other Affymetrix Instruments developed to accompany Diagnostic Products, (ii) make or have made Affymetrix Instruments or components thereof, (iii) distribute Affymetrix Instruments or software to Roche Customers located in or taking delivery in any Affymetrix Territory or (v) reverse engineer any Affymetrix Instrument or software.  Affymetrix and its Affiliates agree to grant to Roche Customers purchasing Affymetrix Instruments and software the normal implied license thereon associated with such purchase.

(ii)   Affymetrix agrees to provide all post-sale training, installation, technical support and service for Affymetrix Instruments to Roche Customers located in an Unserved Territory on substantially similar terms and conditions as Affymetrix or its Affiliates offer such support and services to their respective customers of Affymetrix Instruments, provided that (a) to the extent that Roche Customers desire post-sale training, installation, technical support or services for Affymetrix Instruments, Roche Customers shall enter into the required agreements with Affymetrix or its Affiliates directly to obtain such services, (b) the prices of such services will be increased on commercially reasonable terms on a case-by-case basis to reflect the fact that Affymetrix does not have distribution channels or personnel located in any of the Unserved Territories and (c) response times will be lengthened on a case-by-case basis to account for the time it will take Affymetrix to get support personnel to an Unserved Territory.  Affymetrix shall have no obligation to provide any direct sales, training, installation, contract negotiation or support services to Roche or any Roche Affiliate.

(c)           Labeling. All Affymetrix Instruments, software and related promotional or instructional materials shall not be altered by Roche or its Affiliates in any manner without Affymetrix’ prior written consent and shall bear the Designations and regulatory labels and markings required by Affymetrix and/or its suppliers.  Notwithstanding the foregoing, Affymetrix shall label Affymetrix Instruments, software, documentation and other materials therefor, appropriately under applicable regulations in order to permit Roche’s sale of such products and instruments to Roche Customers in accordance with this Agreement.

(d)           Method of Marketing.  Roche (and its Affiliates’) marketing of Affymetrix Instruments must be at Affymetrix’ then-current prices to its customers (without additional markup) and shall be sold pursuant to and be accompanied by Affymetrix’ standard terms and conditions (as provided by Affymetrix to Roche and which may be amended from time to time by Affymetrix in Affymetrix’ sole and absolute discretion).  Notwithstanding the foregoing, Affymetrix and its Affiliates agree to grant to any Roche Customer who purchases Affymetrix

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Instruments, software and related materials the normal implied license thereon associated with such sale.  To the extent Roche becomes aware that any Roche Customer is violating Affymetrix’ terms and conditions of sale (as agreed by such Roche Customer), including but not limited to, the terms and conditions set forth on Annex 1 and Annex 2 hereof, Roche shall use its commercially reasonable efforts to notify Affymetrix of such Roche Customer conduct, but in any event Roche shall have no liability for such Roche Customer conduct absent Roche inducement to cause such violation or Roche’s participation in such violation.

(e)           Product Modification or Discontinuation.  Affymetrix shall add Affymetrix Instruments from time to time to the list of Affymetrix Instruments attached as Exhibit C to the Common Terms Agreement as Affymetrix introduces new Affymetrix Instruments. Affymetrix reserves the right to materially modify or discontinue any Affymetrix Instrument at any time with 90 days prior written notice to Roche after (i) fulfilling any orders already submitted to Affymetrix under this Agreement for such discontinued Affymetrix Instrument and (ii) agreeing to continue to supply any ongoing clinical trial or development program then in progress utilizing an Affymetrix Instrument sold under this Agreement (for the stated duration of such clinical trial or development program), provided, however that Affymetrix shall only be obligated to continue supplying ongoing clinical trials or development programs lasting longer than 12 months from the date of first sale of Affymetrix Instruments under this Agreement for which Roche has given its prior written consent, such consent not to be unreasonable withheld.  Notwithstanding the foregoing, Affymetrix may materially modify or discontinue the supply of any Affymetrix Instrument if the discontinuation is as a result of a legal requirement or due to potential harm or detriment to an end-user of the discontinued Affymetrix Instrument.

IV.                             Payments.

(a)           Commission.  Roche shall receive a [***] percent ([***]%) commission on [***] less [***], [***] (to the extent such [***] are invoiced separately by end-users’ distributors or agents) and [***] (the “Commission”) of Affymetrix Instruments distributed pursuant to Section III above.  Payment for Affymetrix Instruments sold by Roche or its Affiliates pursuant to this Agreement shall be made by Roche’s Customers directly to Affymetrix or its Affiliate.  Affymetrix shall make quarterly payments for the relevant quarter equal to the aggregate amount of Commissions on Affymetrix Instruments sold under this Agreement.  Such payment and a payment report in form reasonably satisfactory to Roche detailing the computation of the preceding quarter’s Gross Sales and the Commission for that quarter, including the Affymetrix Instruments sold, the Gross Sales associated therewith, Commissions earned and payments made (and any credits or offsets taken), shall be remitted to Roche within 60 days following the end of such quarter.  Commissions shall be earned by Roche upon Affymetrix’ (or its Affiliate’s) invoicing of Roche Customers hereunder for sales of Affymetrix Instruments and software.  Payment shall be made for the preceding quarter at the time the payment report is made. If Roche receives any payment for Affymetrix Instruments distributed under this Agreement, Roche shall remit promptly the full amount of such payment to Affymetrix in full so that Affymetrix may properly account for payment of such sale.

(b)           Interest.  Late payments shall bear interest at the lower of: (i) the Bank of America prime rate or (ii) the maximum rate allowed by law.

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(c)           Records and Audit Rights.  Each Party shall, on behalf of itself and its Affiliates, keep, in the English language, complete and accurate records, sufficiently detailed to document and confirm amounts payable under this Agreement, and shall maintain such records for at least three years.  Each Party shall have the right to hire an independent certified public accountant to inspect all records of the other Party required to be kept or submitted by the other Party pursuant to this Agreement (which accountant shall be reasonably acceptable to the other Party and shall keep all information confidential, except to disclose the fact and amount of any discrepancies); provided: (i) such audit is conducted during normal business hours, (ii) such audit is conducted no more often then once per year, (iii) such audit is conducted only after the auditing Party has given 30 days prior written notice and (iv) the audited Party has the ability to review the accountant’s report on any discrepancies to confirm the report does not contain any other Confidential Information.  The audited Party shall, at its own expense, make such records (or copies thereof) available to the accountant at a single location in the U.S.  The auditing Party shall bear the full cost and expense of such audit, unless a discrepancy in excess of 5% in favor of the auditing Party is discovered, in which event, the audited Party shall bear the full cost and expense of such audit.  Regardless of the amount of discrepancy discovered, all discrepancies (and interest thereon at the rate set forth in Section IV(b)) shall be immediately due and payable.

V.                                 Supply of Affymetrix Instruments.

(a)           Affymetrix Instruments.  Roche shall provide notice of potential orders of Affymetrix Instruments from Affymetrix to be distributed pursuant to Section III(a) hereof.  Such Affymetrix Instruments shall be purchased pursuant to order notices provided to Affymetrix on Affymetrix’ then-current terms and conditions, and Affymetrix will fill such orders with not less than the priority afforded any other purchaser.  Roche may only market such Affymetrix Instruments that Affymetrix or its Affiliates have made available for commercial sale.   All order notices shall specify the name and delivery address of the Roche Customer purchasing such Affymetrix Instruments.  Upon receipt of such order notice, Affymetrix shall provide Affymetrix’ standard documentation for Affymetrix Instruments (including, without limitation, Affymetrix’ customary terms and conditions) directly to the purchaser.  All contracts for Affymetrix Instruments purchased shall be entered into between Affymetrix and the purchaser directly, except that payment for Affymetrix Instruments sold by Roche or its Affiliates pursuant to this Agreement shall be made to Affymetrix or its Affiliates.  Roche shall assist Affymetrix in collecting payment for sales made by Roche hereunder.  Affymetrix shall provide to recipients of the Affymetrix Instruments distributed pursuant to this Agreement the option to trade such Affymetrix Instruments or components thereof for replacement instruments newly developed by Affymetrix, its Affiliates or Third Parties on Affymetrix’ behalf from time to time if, and on the same terms as are, offered to Affymetrix’ end-users of such Affymetrix Instruments generally from time to time.

(b)           Confirmation.  Within five (5) business days of receipt of each order notice from Roche, Affymetrix will send Roche a confirmation setting forth the quantity of each Affymetrix Instrument that will be supplied and Affymetrix’ estimated delivery date. Except for terms related to the specific order notice (such as quantity and delivery dates), no order notice or confirmation or other documentation shall vary the terms and conditions of this Agreement unless agreed to in writing signed by both Parties. Affymetrix shall have no liability for delays in filling any order notice filled pursuant to Section V(a).

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(c)           Packing and Shipping.  Sales of Affymetrix Instruments shall only be permitted as packaged by Affymetrix (with no portion of the package obscured).  Affymetrix will deliver the Affymetrix Instruments directly to Roche Customers at the address supplied by Roche in its order notice.  Affymetrix Instruments will be packed in Affymetrix’ standard shipping packages and shipped to the address specified by Roche in its order notice in accordance with quality assurance and packaging procedures determined by Affymetrix from time to time.  If a particular Affymetrix Instrument requires any packaging, process or procedure other than those Affymetrix utilizes for its catalog, non-custom designed Affymetrix Instruments, Affymetrix shall perform such packaging, processes or procedures at Roche’s request, so long as Affymetrix determines such packaging, process or procedures to be commercially reasonable.  Any such requests shall be provided at [***] on a [***] plus [***] (provided, however, that modifications to labeling done primarily for regulatory purposes shall not be deemed a packaging change or process that would trigger any [***] pursuant to this provision).

Deliveries of Affymetrix Instruments will be F.O.B. Affymetrix’ facility or the facility of its sales representative. Affymetrix will ship via a carrier selected by Roche. Title and risk of loss or damage for deliveries will pass to the Roche Customer upon actual delivery of the Affymetrix Instruments to the carrier for shipment to the Roche Customer.  Roche or the Roche Customer will advise Affymetrix in writing if Roche’s Customer desires insurance on any shipments of Affymetrix Instruments.  Affymetrix will pay all shipping costs, duties, insurance and sales taxes and will invoice Roche Customers directly for such amounts, requesting payment to be remitted to Affymetrix.

(d)           Order Modifications.  Roche may increase, decrease, cancel, re-schedule or otherwise modify any order accepted by Affymetrix only with the written approval of Affymetrix.  Roche acknowledges that Affymetrix may impose a reasonable and customary charge for any modification of an order that it approves.

(e)           Literature. Affymetrix shall provide to Roche the quantities of marketing literature for Affymetrix Instruments reasonably requested by Roche at [***] for such marketing literature.  Affymetrix will also endeavor to provide at specified prices a limited number of service notes, special jigs or tools or test equipment, and service documentation and periodic service bulletins specific to the Affymetrix Instruments currently offered by Affymetrix. Affymetrix shall identify specific technical support and service engineering points of contact at Affymetrix.

(f)            Software Maintenance and Upgrades.  Notwithstanding anything to the contrary in this Agreement, Annex 3 hereto shall govern the terms of all software maintenance and upgrades.

VI.           Covenants.  Roche and Affymetrix covenant to one another as follows:

(a)           Training of Personnel by Roche.  Roche will ensure that its sales personnel, support personnel and other representatives are knowledgeable with respect to the Affymetrix Instruments.  Roche shall, at its own expense, send representatives as Roche determines necessary to Affymetrix’ facility in Santa Clara, California, or another Affymetrix-designated

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location, for up to thirty (30) days of training and proficiency certification including without limitation general product overviews, product positioning and customary terms and conditions, provided that Roche shall pay all travel related expenses of its representatives who participate in such training. Affymetrix shall provide additional training to Roche personnel at Affymetrix’ then-current rates (not to exceed thirty (30) working-days per year). Affymetrix Instrument applications support training shall be provided at no charge, provided that Roche shall pay all travel related expenses.

(b)           Compliance.  Each Party will maintain compliance with all laws, rules, codes, regulations and other legal requirements applicable to the Affymetrix Instruments distributed under this Agreement, in accordance with the regulatory approach and requirements determined by Affymetrix for such instruments.  Roche agrees to only distribute Affymetrix Instruments in accordance with applicable regulatory requirements.

(c)           Communications with Authorities.  Each Party will immediately notify the other Party of any adverse or unexpected results with or before an Authority or any actual or potential action of an Authority relevant to an Affymetrix Instrument of which the first Party becomes aware.  In the event an Authority raises issues regarding this Agreement, the Parties will use their reasonable commercial efforts to satisfy the Authority’s concerns without any change to this Agreement.  If an Authority cannot be satisfied without any change to this Agreement, each Party will work with the other Party, reasonably and in good faith, to attempt to achieve mutually acceptable resolution that does not materially compromise either Party’s rights and that changes this Agreement to the minimum extent necessary. Each Party agrees promptly to provide the other Party with copies of all correspondence to or from an Authority and summaries of oral dealings with such Authority.

(d)           Export Control.  Each Party agrees that distribution of the Diagnostic Products and Roche Instruments under this Agreement shall comply with applicable U.S. export control laws, rules and regulations, including but not limited to, the U.S. Export Administration Act, the U.S. International Emergency Economic Powers Act, the U.S. Trading with the Enemy Act or any other similar law, rule or regulation imposing restrictions on U.S. trade with foreign countries.

(e)           Assignment of Modification By Roche to Affymetrix.  Roche will assign to Affymetrix, without the payment of any additional consideration to Roche, any and all modifications, design changes, or improvements of the Affymetrix Instruments, such that Affymetrix will have all rights to use, incorporate and otherwise exploit such modifications, design changes, or improvements in connection with the Affymetrix Instruments.

(f)            Significant Problems.  Each Party will keep the other Party informed as to any significant problems encountered with the Affymetrix Instruments that relate to components or products supplied by the other Party and any solutions arrived at for those problems, and will communicate promptly to the other Party any and all material modifications, design changes or improvements of the Affymetrix Instruments suggested by any customer or by any employee or agent of such Party, as long as such disclosures do not violate any existing confidentiality obligations that such Party has to any Third Party, and such Party shall use reasonable efforts to obtain the right to disclose such information; and the receiving Party will, within a reasonable

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time after receiving any information about problems with the Affymetrix Instruments, inform the other Party of the steps (if any) that the receiving Party intends to take with respect to such problems.

(g)           Potential Infringement.  Each Party will notify the other Party of: (i) any potential infringement of any of such other Party’s Intellectual Property of which it becomes aware; (ii) any potential infringement by any Third Party of any of the Intellectual Property incorporated in, embodied by or relied upon to manufacture a Affymetrix Instrument; or (iii) any potential infringement by an Affymetrix Instrument of any Intellectual Property owned or asserted to be owned by a Third Party of which it becomes aware.  Either Party’s notice under this Section V(g) shall be Confidential Information and shall not be disclosed to the alleged infringer or any other party without the other Party’s prior written consent.

VII.                         Term and Termination.

(a)           Term. Unless terminated earlier as provided herein, this Agreement shall commence on the Effective Date and shall terminate on December 31, 2020 (the “Termination Date”).

(b)           Early Termination without Cause.  Roche shall have the option of terminating this Agreement in its entirety effective on either December 31, 2007, June 2, 2013 or any date after June 2, 2013 but prior to the Termination Date by written notice to Affymetrix (“Early Termination Notice”) as provided herein.  An Early Termination Notice must be provided at least one prior to early termination.  If Roche terminates effective as of June 2, 2013 or any time thereafter, Affymetrix shall continue to provide Affymetrix Instruments and related materials as set forth herein through the end of the year following the date such Early Termination Notice was provided.

(c)           Termination for Cause.  This Agreement may be terminated in its entirety by a Party for cause immediately upon the occurrence of any of the following events:

(i)    If the other ceases to do business, or otherwise terminates its business operations;

(ii)   If the other Party materially breaches any material provision of this Agreement and fails to cure such breach within 180 days of written notice describing the breach and the intent of such Party to terminate if such breach is not cured within such period (provided, however, that nothing in this subsection shall prevent a Party from seeking immediate, injunctive relief where appropriate to protect Confidential Information, such Party’s proprietary or intellectual property rights or otherwise for any reason to mitigate damages); or

(iii)  If the other Party shall seek protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against the other Party (and not dismissed within 90 days).

(d)           Effect of Termination.  Sections IV (Payments), VII (Term and Termination), VIII (Warranty), IX (Limited Liability) and X (Indemnity), all rights to payment in effect through the final termination date of this Agreement pursuant to Section VII (Term and

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Termination), the Common Terms Agreement, remedies for breaches or any other provision that, by its terms, survives termination shall survive termination of this Agreement. Obligations of the Parties under firm orders for purchase and delivery of Affymetrix Instruments at the time of such termination shall remain in effect, except that in the case of termination under Section VII(c), the terminating Party may elect whether obligations under firm orders will remain in effect; provided, however, that Affymetrix will not be obligated with respect to any delivery dates (for firm orders or otherwise) more than thirty (30) days after the effective date of termination if the reason for termination is due to a breach by Roche, or more than one hundred eighty (180) days after such termination. Each Party will promptly return or destroy all Confidential Information of the other in accordance with Section II(f) of the Common Terms Agreement. Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available.

VIII.                     Warranty and Warranty Disclaimers.

Affymetrix warrants only to Roche that the Affymetrix Instruments will conform in all material respects to Affymetrix’ then-current standard customer warranty included in Affymetrix’ applicable customer sales agreement. Such warranty does not apply to units that have been mishandled, mistreated or used or maintained or stored other than in conformity with Affymetrix’ instructions.  The warranties to Roche Customers for Affymetrix Instruments distributed shall be as set forth in the terms and conditions of such sales agreement.

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, AFFYMETRIX DOES NOT WARRANT THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE AFFYMETRIX INSTRUMENTS OR PERFORMANCE OR NON-INFRINGEMENT THEREOF, DOES NOT MAKE ANY WARRANTY, EXPRESS, IMPLIED OR OTHERWISE, WITH RESPECT TO AN AFFYMETRIX INSTRUMENT, OR ITS SPECIFICATIONS, SUPPORT, SERVICE OR ANYTHING ELSE, AND DOES NOT MAKE ANY WARRANTY OF ANY KIND TO ROCHE’S CUSTOMERS OR AGENTS. AFFYMETRIX HAS NOT AUTHORIZED ANYONE TO MAKE ANY REPRESENTATION OR WARRANTY OTHER THAN AS PROVIDED ABOVE.

IX.                            Limited Liability.

EXCEPT IN CONNECTION WITH SECTION II (CONFIDENTIALITY) OF THE COMMON TERMS AGREEMENT OR AMOUNTS PAYABLE UNDER SECTION VIII (WARRANTY) OR SECTION IX (INDEMNIFICATION) OF THIS AGREEMENT, NEITHER PARTY WILL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY, OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY  PUNITIVE, MULTIPLE OR EXEMPLARY DAMAGES, OR LOST PROFITS.

X.                                Indemnity.

(a)           Indemnification by Affymetrix from Infringement.  Affymetrix shall indemnify, defend and hold harmless the Roche Indemnitees from and against liability resulting from any Third Party Claim of infringement of any patent (other than Roche patents, patents of any Roche

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Affiliate or patents of Genentech or Chugai) by Affymetrix Technology incorporated into Affymetrix Instruments, provided Affymetrix is promptly notified of any and all threats, Claims and proceedings related thereto and given reasonable assistance and the opportunity to assume sole control over the defense and all negotiations for a settlement or compromise; provided, however, that Affymetrix will consult with Roche if a proposed settlement or compromise could reasonably be interpreted to impact the benefits that Roche receives under this Agreement in a materially negative manner; and, provided further, that Affymetrix will not be responsible for any settlement it does not approve in writing. The foregoing obligation of Affymetrix does not apply with respect to Affymetrix Technology used in Affymetrix Instruments: (W) not supplied by Affymetrix; (X) made in whole or part in accordance to Roche specifications or requests, to the extent the infringement was caused thereby; (Y) which are modified by Roche or any Third Party after shipment by Affymetrix, if the alleged infringement relates to such modification; or (Z) combined, processed or used with other products, processes or materials including Roche Technology, where the alleged infringement relates to such combination, process or use.  Roche shall indemnify Affymetrix Indemnitees and its officers, directors, agents and employees from all damages, settlements, attorneys’ fees and expenses related to a Claim of infringement or misappropriation excluded from Affymetrix’ indemnity obligation by the immediately preceding sentence.

Where Roche facilitates or fails to stop (to the extent within its power) allegedly infringing activity after being notified thereof or after being informed of modifications that would have avoided the alleged infringement, the foregoing indemnification provisions will apply but Affymetrix will not need to pay any settlement, judgment, or other amounts attributable to events occurring after giving such notice to Roche.

(b)           Indemnity Relating to Products.  Affymetrix shall indemnify, defend and hold harmless the Roche Indemnitees from and against any and all Damages based upon or arising out of the marketing, sale or use of Affymetrix Instruments, including product liability, other than Damages caused by the marketing activities of Roche, including changing labeling, or resulting from breach of this Agreement. Roche shall indemnify, defend and hold harmless the Affymetrix Indemnitees from and against all Damages based upon or arising out of the import, sale or use of Affymetrix Instruments other than as pertains to Affymetrix Technology as set forth above.

(c)           Conditions of Indemnification.  If either Party proposes to seek indemnification from the other under the provisions of this Section X, it shall notify the other Party within 15 days of receipt of notice of any Claim and shall cooperate fully with the other Party in the defense of such claims or suits. The indemnified Party shall cooperate with the indemnifying Party (at the indemnifying Party’s expense) in all respects in connection with the defense of any such Claim.  The indemnifying Party shall, upon written notice from the indemnified Party of a Claim, undertake to conduct all proceedings or negotiations in connection with the Claim, assume the defense thereof, and all other required steps or proceedings to settle or defend any such Claim, including the selection of counsel that shall be approved by the indemnified Party, which approval shall not be unreasonably withheld, and payment of all reasonable expenses.  The indemnified Party shall have the right to employ separate counsel and participate in the defense at the indemnified Party’s sole expense.  If the indemnifying Party fails to defend or settle in good faith any Claim as provided above, then the indemnified Party shall have the right to take over sole control of the defense of the Claim and all negotiations for its settlement or

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compromise, provided that the indemnifying Party shall be liable for (and shall pay as they become due) all costs and expenses (including attorneys’ fees) reasonably incurred by the indemnified Party in its defending or negotiating settlement of the Claim.  Notwithstanding the foregoing, the Party primarily responsible for handling the Claim (as determined above) will first obtain the prior written consent of the other Party for any settlement of a Claim that (i) does not include a complete release of the other Party from all liability with respect thereto, (ii) compromises the rights of the other Party, or (iii) imposes any restrictions on the other Party.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

	AFFYMETRIX:	ROCHE:

	Affymetrix, Inc.	F. Hoffmann-La Roche Ltd.

By:	/s/ Barbara A. Caulfield	By:	/s/ Heino von Prondzynski
	Name: Barbara A. Caulfield		Name: Heino von Prondzynski
	Title: Executive Vice President and General Counsel		Title: Head, Diagnostic Division

		By:	/s/ Gregory F. Heath
Name: Gregory F. Heath
Title: Head, Business Development and Licensing

ANNEX 1

FORM OF CUSTOMER SERVICE PROVIDER ADDENDUM

[See attached]

Affymetrix Instrument Service Terms and Conditions

1.             General. This agreement (“Service Contract”) is made and entered into by and between [Affymetrix] (“Affymetrix”) and the customer (“Customer”) identified on the related purchase order for the provision of the services described on the related Affymetrix quote pertaining to Affymetrix Affymetrix Instruments, probe arrays, applications, software, and/or services which have been sold or leased by Affymetrix to Customer (the “Affymetrix Instrument(s)”), and any Affymetrix software installed on the workstation, which software is owned and licensed by Affymetrix to Customer (the “Applications”). Any part or subassembly of an Affymetrix Instrument that is sold or provided to Customer by Affymetrix shall be deemed “Covered Parts.” The Applications and Affymetrix Instruments are collectively referred to herein as the “System.”

2.             Services. Subject to the service level elected by the Customer (as initially specified on Annex 2 of the Supply Agreement), during the Term of this Service Contract and in exchange for Customer’s payment of the agreed to fee, Affymetrix shall provide to Customer the services as stated on the related quote (the “Covered Services”), which can include:

(a)           Repair. Affymetrix or its designee shall repair or otherwise correct any material reproducible failure or malfunction. A failure or malfunction shall be “material” if it represents a substantial nonconformity with Affymetrix’ current published specifications for the Affymetrix Instrument and Customer determines (and notifies Affymetrix) that such error or malfunction substantially interferes with Customer’s normal use of the Affymetrix Instrument. All Affymetrix Affymetrix Instruments require a consistent and reliable power source in order to perform optimally. The GeneArray Scanner also requires a significant amount of current, 13-15A on a 110V line, or 6-8A on a 220V line.  Whichever system configuration is chosen, both systems require a dedicated circuit or line in order to allow for peaks in power required and the headroom that entails. Affymetrix assumes no responsibility for damage caused by any power supply circuit or related units.

(b)           Preventative Maintenance and Performance Checks. Affymetrix or its designee will perform on-site preventative maintenance and performance checks on the Affymetrix Instruments as set forth in Affymetrix’ current published preventative maintenance procedures and Affymetrix Instrument service specifications.

(c)           Customer Support. Telephone customer support shall be provided by Affymetrix during normal business hours. Reasonable telephone support shall be available only to those employees of Customer who have been trained by Affymetrix in the use of the Affymetrix Instruments.

(d)           Service Limitations. Customer agrees to follow the operation procedures published by Affymetrix, including procedures for routine maintenance. Affymetrix shall have no obligation to support the following:

(i)            Neglect, misuse, accidents, or the failure to perform routine operational maintenance;

(ii)           Improper or inadequate adjustment, calibration or operation of the Affymetrix Instruments by Customer or its designee;

(iii)          Modifications made to the Affymetrix Instrument or System without the prior written approval of Affymetrix;

(iv)          Unapproved Relocation of the Affymetrix Instrument or System;

(v)           Failure or fluctuation of electrical power, lightning or static; fire, water spill, flooding, chemical spill, earthquake, military or civil disturbance, or acts of God;

(vi)          The use of media, supplies or other products not supplied or approved by Affymetrix;

(vii)         The use of any equipment, software, or peripherals which are not part of the Affymetrix Instrument or System; or

(viii)        Any computer related hardware, unless otherwise on the Sales Quote.

Customer shall reimburse Affymetrix at Affymetrix’ then-current service call fees, including all labor, parts and zone charges, for all work of Affymetrix or its designee incurred in investigating any failure or malfunction that Affymetrix reasonably determines not to be part of the Covered Services.

3.            Installation Services. When this Service Contract is entered into concurrently with the initial purchase, lease or license of the System, and upon Customer’s request, Affymetrix or its designee may provide on-site installation assistance for the System and such other services as Affymetrix reasonably determines are necessary to permit Customer to begin use of the System. Customer shall promptly perform all tasks reasonably requested by Affymetrix or its designee in connection with such installation and site preparation.

4.             Limitations. Any and all Affymetrix Instruments, software, other products, or any parts or subassemblies of the foregoing that are not provided by Affymetrix or its designee shall be deemed “Non-Covered Equipment.” Affymetrix shall have no obligations with respect to Non-Covered Equipment; moreover, and notwithstanding anything herein to the contrary, Affymetrix shall have no obligation to provide Covered Services in connection with any Affymetrix Instruments or Covered Parts:

(a)           that have been substantially altered by Customer, including any serial numbers or other identifying markings;

(b)           that do not incorporate all of Affymetrix’ engineering improvements or other fixes that Affymetrix requests Customers to implement;

(c)           that incorporate Non-Covered Equipment or have Non-Covered Equipment attached to them;

(d)           that have been operated in conditions outside of Affymetrix’ environmental or electrical site specifications as defined in the product operation, installation or maintenance manuals provided with the Affymetrix Instruments;

(e)           that have been operated in hazardous environments or used to analyze hazardous materials that may cause residual contamination;

(f)            that have been repaired or maintained by anyone other than Affymetrix or its designee, except such routine operational maintenance as set forth in the product operation, installation or maintenance manuals provided with the Affymetrix Instrument.

5.             Access and Service Safety. Customer will provide Affymetrix and its designees reasonable and safe access to all Affymetrix Instruments and Systems for the provision of any services and for any audit of compliance with Affymetrix’ installation and operational guidelines. If environmental or operational contamination creates a hazard for Affymetrix personnel, Affymetrix may supervise Customer’s performance of service procedures. Customer is responsible for proper disposal of all contaminated material and of contaminated parts that cannot be safely returned to Affymetrix. Any Affymetrix services that Affymetrix may provide in connection with the activities contemplated by this paragraph shall be deemed not to be Covered Services, and Customer shall reimburse Affymetrix at Affymetrix’ then-current service call fees, including all labor, parts and zone charges, for all such work of Affymetrix or its designee.

6.             Relocation of Covered Equipment. If any Affymetrix Instrument is moved from its installation position, Affymetrix may, at its discretion, determine that such Affymetrix Instrument has been relocated (a “Relocation”). Relocation of Affymetrix Instruments may result in service charges as follows:

(a)           “Approved Relocation.” Relocation of Affymetrix Instruments by Affymetrix or its designees is permitted.  Affymetrix Instruments may be moved with the assistance of Affymetrix at Affymetrix’ service call fees, including all labor, parts and zone charges. With prior written approval of Affymetrix, Customer may move specified Affymetrix Instruments without incurring any charges. Customer will contact Affymetrix prior to moving any Affymetrix Instrument.

(b)           “Unapproved Relocation.” Any Service Contract or warranty covering an Affymetrix Instrument shall be rendered void and unenforceable by Relocation of such Affymetrix Instrument without the prior written approval of Affymetrix. At the discretion of Affymetrix, upon completion of a maintenance inspection and service at Affymetrix’ then-current service call fees, including all labor, parts and zone charges, the subject Service Contract or warranty may be reinstated.

(c)           “New Site Location.” Relocation of Affymetrix Instruments may result in additional service charges and modification of response times, as determined by Affymetrix.

7.             Obsolete Products. Covered Parts, Affymetrix Instruments or System that are no longer offered for sale or license by Affymetrix (“Obsoleted Items”) will be maintained and repaired on a reasonable efforts basis by Affymetrix. If Affymetrix determines in its discretion that support and service of such Obsolete Items is no longer reasonable, Affymetrix shall notify Customer of such determination and such Obsoleted Item shall be deemed not to be a Covered Part, Affymetrix Instrument or System.

8.             Billable Services. All services performed by Affymetrix on Customer’s Non-Covered Equipment or which are not Covered Services (collectively, “Billable Services”) shall be billable to Customer at Affymetrix’ then-current service call fees, including all labor, parts and zone charges.

9.             Ownership. All replaced parts removed from the System in connection with any services shall become the property of Affymetrix upon their replacement. Any and all modifications to the Affymetrix Instrument or System, including all intellectual property rights associated therewith, made or provided by Affymetrix pursuant to the Service Contract, whether alone or with any contribution from Customer or its employees, agents or contractors, shall be owned exclusively by Affymetrix. To the extent Customer or its employees, agents or contractors, may acquire any right or interest therein by operation of law, Customer irrevocably assigns all such right and interest exclusively to Affymetrix. Customer shall maintain and enforce agreements and policies with its employees, agents and contractors sufficient to give effect to the provisions of this Paragraph.

10.          Limited Warranty. Affymetrix warrants that it will render the services hereunder in a good and workmanlike manner. As Affymetrix’ sole responsibility and Customer’s exclusive remedy in the event of any material failure to meet such standard, Affymetrix shall make a reasonable effort to remedy any resulting discrepancies. Any claim based on the foregoing warranty must be submitted in writing in accordance with Affymetrix’ standard procedures within thirty (30) days after delivery or the date of the required delivery of the pertinent services at issue. EXCEPT AS EXPRESSLY SET FORTH IN THIS PARAGRAPH, AFFYMETRIX MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING WITHOUT LIMITATION, THE SERVICES. AFFYMETRIX SPECIFICALLY DISCLAIMS, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

11.          Limitation of Liability. The total liability of Affymetrix (including its employees, agents, subcontractors and suppliers) for all claims, whether in contract, tort (including negligence, product liability and strict liability), or otherwise, arising out of, connected with, or resulting from any performance or on performance hereunder shall not exceed the total fees hereunder allocable to the services that give rise to the claim, up to a maximum of twelve (12) months for the services at issue. In no event shall Affymetrix be liable for any incidental, consequential, indirect, or special damages (including, without limitation, damages for loss of revenue, cost of capital, claims of customers for service interruptions or failure of supply, and costs and expenses incurred in connection with labor, overhead, transportation, installation, or removal of equipment or programming or substitute facilities or supply sources), even if Affymetrix has been advised of the possibility of such damages.

12.          Delays. The time within which Affymetrix obligations are required to be fulfilled hereunder will be extended for a period equal to the time lost by reason of any delay arising directly or indirectly from causes beyond Affymetrix’ reasonable control, including without limitation, acts of God, unforeseeable circumstances, acts or omissions of any governmental authority, war riot, revolution, fires, floods, earthquakes, strikes, labor disputes, sabotage, epidemics, failure to obtain timely instructions or information from Customer, or necessary and proper labor, materials, components, facilities or transportation.

AFFYMETRIX

By: __________________________
Name:
Title:

CUSTOMER

By: __________________________
Name:
Title:

ANNEX 2

CURRENT AFFYMETRIX INSTRUMENT SERVICE LEVEL PACKAGES

	Phone Coverage	Telephone Response	On-Site Response	Emergency Visits	Preventative Maintenance Visits	Applications Training	Affymetrix Instrument Relocation	Exclusions	Annual Price

Diagnostic Premium Service	Mon-Fri; 8am-5pm, excluding holidays	8 hours or less	96 hours or less	Three	One	None	None	Scanner Laser, Power Supply and Consumables	Standard Affymetrix pricing
Prevention Plus	Mon-Fri; 8am-5pm, excluding holidays	8 hours or less	96 hours or less	Three	One	None	None	Scanner Laser, Power Supply and Consumables	Standard Affymetrix pricing
Assurance	Mon-Fri; 8am-5pm, excluding holidays	8 hours or less	72 hours or less	Unlimited	One	None	None	Consumables	Standard Affymetrix pricing
Elite	Mon-Fri; 8am-5pm, excluding holidays	4 hours or less	48 hours or less	Unlimited	One	2 Days	1 Per Year	Consumables	Standard Affymetrix pricing
Diagnostic Level	*	*	*	*	*	*	*	*	*

*  Roche or a purchaser of Affymetrix Instruments may request that Affymetrix roll out a new service level suitable for the diagnostics marketplace.  Upon receipt of such a request, Affymetrix will use commercially reasonable efforts to meet such request (and set a corresponding commercially reasonable price for such enhanced services.

Affymetrix reserves the right to modify its service levels in effect (and prices therefor) from time to time.

ANNEX 3

Affymetrix Software Maintenance Terms and Conditions

1. General — This agreement (the “Software Maintenance Agreement”) constitutes an offer by [Affymetrix] (“Affymetrix”) to provide to the customer (“Customer”) identified below certain services described herein relating to the Affymetrix Instrumentation software (the “SOFTWARE”).  The Software Maintenance Agreement shall be effective as of the date Customer first receives the SOFTWARE (the “Effective Date”). If Customer’s service order is deemed an offer, Affymetrix’ acceptance is expressly conditional on Customer’s acceptance of these terms; if these terms are considered an offer by Affymetrix, Customer’s acceptance is expressly limited to these terms. Any additional or different terms or conditions proposed by Customer shall not become part of this Agreement. To the extent that a purchase order or other form is used by Customer for accounting convenience, Affymetrix objects to any proposed changes. Subject to the terms hereof, Affymetrix will provide Support Services to Customer for the number of copies of SOFTWARE for which Customer is licensed.

2. Support Services — “Support Services” consist of (a) Error Correction and Telephone Support provided to the technical support contact concerning the installation and use of the then-current release of SOFTWARE and the Previous Sequential Release thereof and (b) Product Updates / Upgrades that Affymetrix in its sole discretion makes generally available (if Customer has purchased such Product Upgrade). Notwithstanding the foregoing, nothing herein shall be construed as a guarantee that Affymetrix will release Product Updates / Upgrades during the term, or any renewal term, of this Software Maintenance Agreement.

A “Product Update” consists of one (1) copy of published revisions to the printed documentation and one (1) copy of revisions to the SOFTWARE which are not designated by Affymetrix as products for which it charges a separate fee.

A “Product Upgrade” is a new software product that contains enhancements to the SOFTWARE. Affymetrix shall advise Customer of recent Product Upgrades.

All Product Updates and Upgrades provided to Customer hereunder shall be governed by the terms of the applicable license agreement(s) (including without limitation the Server Software License Agreement and/or End-User License Agreement) relating to the SOFTWARE (collectively, the “License Agreement”). Upon installation of Product Updates or Upgrades, all prior versions or releases thereof shall be destroyed by Customer. Upon written request from Affymetrix, Customer shall certify in writing the destruction of all such prior versions in accordance with this section.

Customer shall pay Affymetrix, at Affymetrix’ then-current standard consulting rates plus related expenses incurred therewith, for all additional services rendered by Affymetrix hereunder, including without limitation, for Product Upgrades that Customer has elected to purchase and re-installation of any SOFTWARE as a result of hardware or software upgrades.

3. Fees and Payment — Customer shall pay Affymetrix the Annual Maintenance Fee for the initial term, and each renewal term, of the Software Maintenance Agreement.  Annual Maintenance Fees will be billed on an annual basis and payable in advance. Overdue payment of any such fee shall bear interest at the lesser of eighteen percent (18%) per annum or the maximum rate allowed under applicable law.

If Customer elects to obtain Support Services, Support Services must be purchased to cover all copies of the applicable SOFTWARE. If Customer fails to purchase/renew maintenance for the Software, or if such maintenance is terminated pursuant to the terms of this Agreement, Customer may continue to use such Software pursuant to the License granted hereunder but will not be entitled to receive maintenance services for such Software. To reinstate such services, Customer must pay all maintenance fees on a cumulative basis for periods during which Customer did not purchase coverage.  Customer shall be responsible for all taxes associated with Support Services other than U.S. taxes based on Affymetrix’ net income. Each payment by Customer is due within thirty (30) days from receipt of the applicable Affymetrix invoice.

If any payment is not made within one hundred and eighty (180) days of the applicable due date, Support Services will be Terminated.

Customer shall pay Affymetrix the purchase price of any Product Upgrades Customer elects to purchase at Affymetrix’ then current price for such Product Upgrade.

4. Error Correction — Affymetrix will exercise commercially reasonable efforts to correct any Error reported by Customer in the then-current, unmodified release of SOFTWARE in accordance with the priority level reasonably assigned to such Error by Affymetrix.

(a)          Priority A Errors.  Affymetrix shall promptly commence the following procedures:

(i)    assign Affymetrix engineers to correct the Error;

(ii)          notify Affymetrix management that such Errors have been reported and of steps being taken to correct such Error(s);

(iii)  provide Customer with periodic reports on the status of the corrections; and

(iv)      initiate work to provide Customer with a Workaround or Fix.

(b)         Priority B Errors.  Affymetrix shall exercise commercially reasonable efforts to include the Fix for the Error in the next regular SOFTWARE maintenance release.

(c)          Priority C Errors.  Affymetrix may include the Fix for the Error in a subsequent major release of the SOFTWARE.

If Affymetrix believes that a problem reported by Customer may not be due to an Error in the SOFTWARE, Affymetrix will so notify Customer. At that time, Customer may (1) instruct Affymetrix to proceed with problem determination at its possible expense as set forth below, or (2) instruct Affymetrix that Customer does not wish the problem pursued at its possible expense.

If Customer requests that Affymetrix proceed with problem determination at its possible expense and Affymetrix determines that the error was not due to an Error in the SOFTWARE, Customer shall pay Affymetrix, at Affymetrix’ then-current and standard consulting rates, for all work performed in connection with such determination, plus reasonable related expenses incurred therewith. If Customer instructs Affymetrix that it does not wish the problem pursued at its possible expense or if such determination requires effort by Affymetrix in excess of Customer’s instructions, Affymetrix may, at its sole discretion, elect not to investigate the problem with no liability therefor.

Customer shall not be liable for (i) problem determination or repair to the extent problems are due to Errors in the SOFTWARE, (ii) work performed under this paragraph in excess of its instructions or (iii) work performed after Customer has notified Affymetrix that it no longer wishes work on the problem determination to be continued at its possible expense (such notice shall be deemed given when actually received by Affymetrix).

5. Exclusions —  Under this Agreement Affymetrix shall have no obligation to support:

(a)          Any Computer related hardware, unless otherwise agreed in writing by Affymetrix and the Customer.

(b)         Any On-Site support , unless otherwise agreed in writing by Affymetrix and the Customer.

(c)          SOFTWARE that is altered, damaged or modified, except by Affymetrix, or any portion of the SOFTWARE incorporated with or into other software;

(d)         SOFTWARE that is not the then-current release or immediately Previous Sequential Release;

(e)          SOFTWARE problems caused by Customer’s negligence, abuse or misapplication, use of SOFTWARE other than as specified in the Affymetrix’ user manual or Documentation, or by other factors beyond the control of Affymetrix; or

(f)            SOFTWARE installed on any computer hardware that is not supported by Affymetrix or any computer or workstation not strictly complying with specifications listed in Documentation; or Software for which a license under the License Agreement has not been obtained or applicable fees have not been paid for any copy of SOFTWARE.

Affymetrix shall have no liability for any changes in Customer’s hardware which may be necessary to use SOFTWARE due to a Workaround or maintenance release.

8. Definitions —

(a)          “Annual Maintenance Fee” shall be as set forth in the Sales Quote.

(b)         “Documentation” shall mean the manual(s) relating to the use of the SOFTWARE delivered by Affymetrix to Customer.

(c)          “Error” means an error in the SOFTWARE which significantly degrades the SOFTWARE as compared to the Affymetrix published performance specifications.

(d)         “Error Correction” means the use of reasonable commercial efforts to correct Errors..

(e)          “Fix” means the repair or replacement of object or executable code versions of SOFTWARE to remedy an Error.

(f)            “Previous Sequential Release” means at any time the version or release of SOFTWARE which has been replaced by the then-current version or release of such SOFTWARE. Notwithstanding anything to the contrary herein, a Previous Sequential Release will be supported by Affymetrix only for a period of six (6) months after release of the then-current  version or release.

(g)         “Priority A Error” means an Error which renders SOFTWARE inoperative or causes the SOFTWARE to fail catastrophically.

(h)         “Priority B Error” means an Error which substantially degrades the performance of SOFTWARE or materially restricts Customer’s use of the SOFTWARE.

(i)    “Priority C Error” means an Error which causes only a minor impact on the performance of  SOFTWARE or Customer’s use of SOFTWARE.

(j)             “Support Services” or “Maintenance” means Affymetrix’ support services as described in Section 2.

(k)          “Telephone Support” means technical assistance provided by Affymetrix to the technical support contact during normal business hours concerning the installation and use of the then-current release of SOFTWARE and the Previous Sequential Release.

(l)             “Workaround” means a change in the procedures followed or data supplied by Customer to avoid an Error without substantially impairing Customer’s use of SOFTWARE.

9. Miscellaneous - THESE TERMS AND CONDITIONS CONSTITUTE A SERVICE AGREEMENT AND NOT A PRODUCT WARRANTY. THE SOFTWARE AND ALL MATERIALS RELATED TO THE SOFTWARE ARE SUBJECT EXCLUSIVELY TO THE WARRANTIES SET FORTH IN THE LICENSE AGREEMENT. THIS SOFTWARE MAINTENANCE AGREEMENT SHALL NOT CHANGE OR SUPERSEDE ANY TERM OF THE LICENSE AGREEMENT EXCEPT TO THE EXTENT UNAMBIGUOUSLY CONTRARY THERETO.

[                                     ]:

By:

Name (Print):

Title:

Date:

Signature of Buyer Officer or Designee. By signing the
above, the signatory is representing and warranting that they are authorized to enter into this Agreement on behalf of Buyer.